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YARC Systems Corp.,
900 Calle Plano,Units J/K,
Camarillo,  CA 93012

YARC settles lawsuit

CAMARILLO, Calif.--(BUSINESS WIRE)-August 7, 2000--YARC Systems Corporation (OTC:YARC) announced today that it had reached settlement of a lawsuit filed in March 1999 by Mr Joseph P. LaBruna.

Joe LaBruna had filed a Civil suit in the Superior Court of New Jersey against YARC, its Chairman and CEO, Dr Trevor Marshall; and Does 1 through 20.

The dispute arose as a result of Mr LaBruna's employment as President of YARC during 1998. In the suit, Mr LaBruna was seeking redress for the alleged non-issuance of up to 2,000,000 options to buy YARC common stock, payroll in excess of $200,000, and punitive damages.

YARC and LaBruna have settled this dispute. YARC will pay Mr LaBruna a cash settlement of $50,000. YARC has not indemnified Mr LaBruna from future legal actions that may be brought by shareholders or other third parties. The full text of the settlement and lawsuit have been filed with the S.E.C. on Form 8K as of today's date.

About YARC ( http://www.yarc.com/ )
YARC has developed proprietary LINUX software that integrates Printing technologies with the Internet. YARC's servers can receive images over the Internet and can be configured and upgraded from any standard Internet browser. YARC's proprietary implementation of Adobe Systems' Postscript Printer Description Language (PDL) is used to process computer images so they can be transferred to a printing engine, across the Internet, without any loss of detail or color quality. YARC's Internet technology enables a direct link between the graphic artist and the printed output.This workflow ensures optimal color quality and greater productivity than typical competitive Internet workflows, where a broker is used to interface between the graphic artist and the printing press operators.

    CONTACT:  YARC Systems, Camarillo, Calif.
              Press Relations, 800/800-YARC
              Fax: 805/482-5209
              email: press@yarc.com
                  or
              Investor Relations
              Philippe Niemetz, 800/477-7570
              or 212/344-6464
              email: wphconsultants@msn.com